Exhibit 99.1
News
For Release
March 13, 2006, 2:00 p.m. EDT
GMAC Financial Services Reports 2006 and Fourth Quarter Earnings
•	2006 net income of $2.1 billion

•	2006 operating earnings of $2.0 billion

•	Performance affected by severe U.S. housing market decline

•	Strong liquidity with $18.3 billion of cash balances

•	Sale of a majority interest in GMAC successfully completed

•	Strengthened capital position and improved credit profile
NEW YORK — GMAC Financial Services today reported 2006 net income of
$2.1 billion, compared to net income of $2.3 billion in 2005. GMAC’s 2006 performance reflects record earnings in the insurance business and continued strong profitability in automotive finance, but significantly reduced net income at Residential Capital, LLC (ResCap), amid a declining U.S. residential housing market.
“The diversity of our earnings base continues to benefit GMAC’s consolidated results. The all-time record performance of our insurance business and strong net income at our global automotive finance operations helped to offset an earnings setback in the real estate finance segment,” said GMAC Chief Executive Officer Eric Feldstein.
“For GMAC, 2006 marked a year of challenge and a year of opportunity,” Feldstein continued. “GMAC encountered a very difficult environment — higher interest rates, a flat yield curve and a sharp downturn in the U.S. mortgage market. Nevertheless, the company was able to post $2.1 billion of net income. But far more significant, the sale of a majority interest in GMAC to a Cerberus-led consortium has set the stage for exciting new growth opportunities as we transform GMAC from a captive operation to a more globally diversified operation.”
Net income in 2006 was affected by two significant items:
•	A one-time tax benefit of $791 million in the fourth quarter from the conversion of GMAC to a limited liability company (LLC) in connection with the November sale of a majority interest in GMAC;

•	A non-cash after-tax goodwill impairment charge of $695 million in the third quarter related to GMAC’s Commercial Finance business.
GMAC’s 2006 operating earnings — which exclude the items above — totaled $2.0 billion, compared to $2.7 billion of operating earnings in 2005.

2006 Full-Year Results
($in millions)

	2006	2005	Change
Operating Earnings	$2,029	$2,721	($692)
- Benefit of LLC Conversion	791	—	791
- Goodwill Impairment Charges	(695)	(439)	(256)

GAAP Net Income	$2,125	$2,282	($157)

As previously announced, GMAC restated financial results for the first, second and third quarters of 2006 and the years 2001 through 2005 related to the accounting treatment for certain hedging activity and other nonmaterial items. These restatements had no economic or cash impact on the business in any period.
Fourth Quarter Summary
For the fourth quarter of 2006, GMAC reported net income of $1.0 billion, up from earnings of $112 million in the fourth quarter of 2005. The fourth quarter results include a $791 million benefit related to the LLC conversion, and compare to net income in the year-ago period that included goodwill impairment charges of $439 million after-tax.
On Nov. 30, 2006, a 51 percent equity stake in GMAC was sold to an investor consortium led by Cerberus in a landmark transaction that marked the end of GMAC’s 87-year history as a wholly owned subsidiary of General Motors Corp. (GM). As part of the transaction, GMAC and GM entered into a 10-year agreement in which the parties will maintain their mutually beneficial automotive financing relationship.
“Under the new ownership structure, GMAC benefited from a strengthened capital position, higher credit ratings and improved access to low-cost funding, while remaining the exclusive provider for essentially all GM-sponsored auto finance programs,” explained Feldstein. “As a result, GMAC’s prospects for long-term profitable growth are significantly enhanced.”
Liquidity and Capital Resources
 GMAC and ResCap ended the year with an exceptionally strong liquidity position. GMAC’s consolidated cash and marketable securities totaled $18.3 billion as of Dec. 31, 2006, up from $14.1 billion on Sept. 30, 2006. Cash balances were augmented in the fourth quarter by unsecured debt issuances at GMAC and ResCap following credit rating upgrades in connection with the GMAC sale transaction.
During the fourth quarter, GM and the Cerberus-led consortium together invested cash of $1.9 billion in preferred interests in GMAC, bringing the company’s 2006 year-end equity and preferred interests to $16.6 billion. In addition, by the end of the first quarter of 2007, GMAC expects to receive a common equity injection from GM of approximately $1.0 billion based on the final settlement provisions of the transaction.

Global Automotive Finance
GMAC’s global automotive finance business posted operating earnings of $791 million for 2006, compared to earnings of $880 million in 2005. Auto loan and lease originations for the year were strong, while credit performance — both in the U.S. and abroad — remained favorable. However, results for the year were adversely affected by a one-time $135 million charge related to the third-quarter repurchase of $1.0 billion of zero coupon bonds. These bonds represented some of GMAC’s most expensive long-term debt and their repurchase will reduce interest expense going forward.
For the fourth quarter, operating earnings in GMAC’s global automotive financing operations were $147 million, compared to earnings of $180 million in the year-ago period. Strong consumer financing in North America boosted revenue but earnings declined due to margin pressure overseas as well as one-time expenses related to the GMAC sale.
Real Estate Finance
ResCap’s operating earnings were $182 million in 2006, a substantial decrease from earnings of $1.0 billion in 2005. The challenging market environment — including pressure on home prices and weakening consumer credit — severely depressed the value of ResCap’s large nonprime asset portfolio, resulting in significant operating losses at its U.S. Residential Finance Group. These losses more than offset the record earnings achieved at ResCap’s International Business Group and Business Capital Group, including a $259 million after-tax gain on the second quarter sale of an equity investment in a regional homebuilder.
For the fourth quarter, ResCap posted an operating loss of $651 million, a decrease from earnings of $118 million in the prior-year period. The loss reflects increased reserves related to both higher delinquency and greater loss severity in the nonprime held for investment loan portfolio, more difficult market conditions for mortgages held for sale, and credit losses related to lending relationships with certain third-party nonprime market participants. In addition, rising short-term interest rates and market volatility suppressed the value of the mortgage servicing assets, and the slowdown in new home construction negatively affected financial performance.
“The sharp downturn in the U.S. mortgage market in the fourth quarter posed enormous challenges for the industry as a whole — origination volume was down, margins narrowed, delinquencies rose and pressure on home prices intensified,” explained Feldstein. “At ResCap, losses were incurred in its core U.S. mortgage business in the wake of this difficult industry environment. Nonetheless, ResCap’s geographic and product diversity helped the company maintain a profitable bottom line overall for the year. In response to continued weakness in the mortgage market, ResCap has sharply reduced its production of nonprime mortgages and has stepped up its loss mitigation efforts as it relates to the company’s existing nonprime mortgage exposure. Meanwhile, ResCap’s U.S. prime mortgage lending and servicing operations, as well as its international mortgage business, continue to run profitably.”
ResCap’s total U.S. loan production in 2006 amounted to $161.6 billion, of which 19 percent was nonprime. For the fourth quarter of 2006, ResCap’s U.S. loan production totaled $41.2 billion, of which 17 percent was nonprime.

ResCap’s U.S. Loan Production
Full Year
($in billions)

	2006	2005	Change
Prime	$131.0	$123.2	6%
Nonprime	30.6	35.9	(15%)

Total U.S. Loan Production	$161.6	$159.1

Memo: Nonprime production as % of total	19%	23%
Fourth Quarter
($in billions)

	Q4 2006	Q4 2005	Change
Prime	$34.3	$28.6	20%
Nonprime	6.9	12.1	(43%)

Total U.S. Loan Production	$41.2	$40.7

Memo: Nonprime production as % of total	17%	30%
Insurance
In 2006, GMAC’s insurance business earned $1.1 billion on an operating basis, up from operating earnings of $417 million in 2005. This record performance includes significant capital gains, which were realized as the company rebalanced its investment portfolio, reducing the level of equity holdings from roughly 30 percent of the total portfolio to less than 10 percent of the total portfolio. Performance in the insurance business, even before the realization of capital gains, was record-setting reflecting strong underwriting income driven by higher earned premium and lower loss experience.
In the fourth quarter, GMAC’s insurance operations posted operating earnings of $735 million, up from $133 million in the year-ago period. Operating results in the quarter were strong and were further supported by capital gains of $568 million after-tax stemming from rebalancing the investment portfolio. Quarterly results also reflect improved premium revenues and favorable loss experience.
Other Operations
Excluding goodwill impairment charges, GMAC’s Other operations, which includes results of the Commercial Finance business and GMAC’s 21 percent equity investment in a former commercial mortgage subsidiary, posted an operating loss for 2006 of $71 million, compared to operating earnings in 2005 of $403 million (when the commercial mortgage business was wholly owned by GMAC).
For the fourth quarter, GMAC’s Other operations posted an operating loss of $6 million, compared to operating earnings of $120 million in the year-ago period (when the commercial mortgage business was wholly owned by GMAC).

Outlook
GMAC enters 2007 as a fundamentally stronger company with an improved credit profile and greater flexibility to pursue broader growth opportunities over the long-term. The global automotive finance business is now well positioned to generate attractive returns in light of GMAC’s improved cost of funding. Insurance operations are expected to deliver another year of robust performance. However, continuing pressures in the U.S. mortgage sector are expected to constrain GMAC’s overall financial results in the near-term.
“Under the new ownership structure, GMAC is a healthier company with profitable growth prospects over the long-term,” said Feldstein. “GMAC will continue to aggressively support GM vehicle sales, and will also seek opportunities to diversify automotive finance, extended service contracts and dealer vehicle inventory insurance operations. In addition, the company will continue to pursue expansion overseas across all major lines of GMAC’s business.
“Our most pressing priority, though, is to continue implementing changes at our U.S. mortgage operations to address a rapidly changing market environment,” Feldstein continued. “Underwriting standards have been tightened to reduce nonprime originations, while remediation activities on delinquent loans are being expanded. ResCap will also continue to right-size its structural cost base in line with lower volume and narrower profit margins. At the same time, ResCap will seek to capitalize on opportunities arising from the current market downturn.”
ResCap’s earnings in the near-term will likely remain under pressure. Nevertheless, the company’s large-scale prime mortgage lending and servicing operations, its profitable investments in homebuilding and resort finance, and its expanding international business are points of competitive strength.
“These strengths provide a strong foundation for ResCap,” said Feldstein. “Accordingly, the long-term prospects for GMAC’s mortgage business — as well as its auto finance and insurance operations — remain favorable.”
GMAC and ResCap plan to file their respective annual reports on Form 10-K with the Securities and Exchange Commission later today. These filings will be available on GMAC’s investor website (http://www.gmacfs.com/us/en/about/investor/index.html) and on ResCap’s investor website (https://www.rescapholdings.com/investor/index.htm).
About GMAC Financial Services:
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and currently employs about 31,400 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.
# # #

Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for GMAC and Residential Capital, LLC (“ResCap”) and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; changes in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contacts:
Gina Proia
917-369-2364
gina.proia@gm.com
Toni Simonetti
917-369-2360
toni.simonetti@gm.com

GMAC Financial Services — 2006 Full Year and Fourth Quarter Financial Highlights
Summary Statement of Income

Year-ended December 31, ($ in millions)	2006	2005

Net finance revenue	$5,543	$7,132
Insurance premiums and service revenue earned	4,183	3,762
Investment income	2,143	1,216
Other revenue and income	6,294	6,977

Total net revenue	18,163	19,087
Depreciation expense on operating lease assets	5,341	5,244
Compensation and benefits expense	2,558	3,163
Other operating expenses	8,036	7,201

Total noninterest expense	15,935	15,608
Income before income tax expense	2,228	3,479
Income tax expense	103	1,197

Net income	2,125	2,282
Preferred interest accretion to redemption value and dividends	295	—

Net income available to members	$1,830	$2,282

Memo: Net income	$2,125	$2,282
Less LLC conversion benefit	(791)	—
Add back goodwill impairment charges	695	439

Operating earnings	$2,029	$2,721

Select Balance Sheet Data

	December 31,	December 31,
($ in millions)	2006	2005

Cash balances ($ billions)(1)	$18.3	$20.0
Finance receivables and loans held for sale, net(2)	198,587	203,790
Investments in operating leases, net(3)	24,184	31,211
Total debt(4)	236,985	254,698

Operating Statistics	Fourth Quarter		Year
As of or for the period ended December 31, ($ millions)	2006	2005	2006	2005

GMAC’s Worldwide Cost of Borrowing (5)	6.01%	5.26%	5.88%	4.78%

GMAC Debt Spreads Over U.S. Treasuries (bps)
2-Year			106	475
5-Year			154	535
10-Year			194	540

Operating Statistics
Provision for credit losses	$1,064	$159	$2,000	$1,074
Liquidity (bank facilities and conduit capacity) ($ billions)			$103.5	$73.6

GMAC Automotive Finance Operations
Net income ($ millions)
North American Operations (NAO)	$510	$83	$866	$472
International Operations (IO)	20	97	308	408

Net income	$530	$180	$1,174	$880

Memo: Net income	$530	$180	$1,174	$880
Less LLC conversion benefit	(383)	—	(383)	—

Operating earnings	$147	$180	$791	$880

Consumer Portfolio Statistics
NAO Number of contracts originated (# thousands)	347	351	1,887	1,911
Dollar amount of contracts originated ($ billions)	$9.3	$8.8	$50.2	$48.2
Dollar amount of contracts outstanding ($ billions) (6)			$66.6	$88.1
Share of GM retail sales (US only)	31%	32%	44%	39%
Mix of retail & lease contract originations:
New (% based on # of units)	84%	80%	87%	84%
Used (% based on # of units)	16%	20%	13%	16%
GM subvented (% based on # of units)	70%	66%	78%	67%
Off-lease remarketing (US only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle — Serviced (7) (8)	$13,493	$13,668	$13,848	$13,949
Off-lease vehicles terminated — Serviced (8)	65,628	58,260	272,094	283,480
Sales proceeds on scheduled lease terminations (36-month) per vehicle — On-balance sheet (7)	$13,817	$13,668	$13,920	$13,949
Off-lease vehicles terminated — On-balance sheet	37,271	58,260	243,737	283,480
Average original term (US only)	58	59	58	59

IO Number of contracts originated (# thousands)	181	169	688	711
Dollar amount of contracts originated ($ billions)	$2.9	$2.5	$10.5	$10.2
Dollar amount of contracts outstanding ($ billions) (6)			$18.7	$16.9
Mix of retail & lease contract originations:
New (% based on # of units)	83%	81%	82%	79%
Used (% based on # of units)	17%	19%	18%	22%
GM subvented (% based on # of units)	32%	44%	40%	44%

Operating Statistics	Fourth Quarter		Year
As of or for the period ended December 31, ($ millions)	2006	2005	2006	2005

Asset Quality Statistics
NAO Net charge-offs as a % of managed assets (9)	1.14%	1.00%	1.02%	0.99%
Retail contracts over 30 days delinquent — % of avg. number of contracts outstanding (10)	2.62%	2.45%	2.49%	2.21%

IO Net charge-offs as a % of managed assets (9)	0.76%	0.79%	0.73%	0.89%
Retail contracts over 30 days delinquent — % of avg. number of contracts outstanding (10)	2.61%	2.68%	2.63%	2.68%

Operating Statistics
NAO Allowance as a % of related on-balance sheet consumer receivables			2.75%	2.43%
Severity of loss per unit serviced — consumer(8)
New	$9,264	$8,648	$8,722	$8,308
Used	$7,181	$6,682	$6,779	$6,646
Repossessions as a % of average number of managed contracts outstanding (9)	2.44%	2.21%	2.39%	2.08%

IO Allowance as a % of related on-balance sheet consumer receivables			1.38%	1.59%
Repossessions as a % of average number of contracts outstanding	0.51%	0.50%	0.49%	0.56%

ResCap Operations
Net income ($ millions)	($128)	$118	$705	$1,021
Less LLC conversion benefit	(523)	—	(523)	—

Operating earnings	($651)	$118	$182	$1,021

Portfolio Statistics ($ billions)
Loan production volume	$49.3	$45.3	$189.4	$175.6
Mortgage production
Domestic	$41.2	$40.7	$161.6	$159.1
International	$8.1	$4.6	$27.8	$16.5
Mortgage servicing rights			$4.9	$4.0
Period end servicing portfolio			$448.6	$378.6
Loan servicing
Domestic			$412.4	$354.9
International			$36.2	$23.7

Asset Quality Statistics ($ millions)
Allowance by product
Mortgage loans held for investment			$1,508	$1,066
Lending receivables			397	187

Total			$1,905	$1,253
Allowance as a % of related receivables
Mortgage loans held for investment			2.17%	1.55%
Lending receivables			2.66%	1.38%
Total			2.26%	1.52%

GMAC Insurance Operations
Net income ($ millions)	$735	$133	$1,127	$417
Premiums written ($ millions)	$965	$941	$4,133	$4,150
Combined ratio (11)	92.5%	92.8%	92.3%	93.9%
Investment portfolio fair value ($ millions)			$7,574	$7,664
Memo: After-tax
Gross unrealized gains			$141	$619
Gross unrealized losses			(42)	(46)

Net unrealized capital gains			$99	$573

(1)	Includes cash invested in a portfolio of highly liquid marketable securities of $2.8 billion and $4.2 billion at December 31, 2006 and December 31, 2005, respectively

(2)	Net of allowance for credit losses

(3)	Net of accumulated depreciation

(4)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(5)	Calculated by dividing total interest expense (excluding mark to market adjustments) by average debt. Q4 2006 and YTD 2006 exclude the negative impact to interest and discount expense of the $1 billion debt tender offer.

(6)	Represents on-balance sheet assets

(7)	Prior period amounts based on current vehicle mix, in order to be comparable

(8)	Serviced assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to service the underlying asset

(9)	Managed assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to be exposed to credit and/or interest rate risk

(10)	Excludes accounts in bankruptcy

(11)	Combined ratio represents the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income